Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:     Pattie Kushner (media) - +1 336-436-8263
Media@labcorp.com

Scott Frommer (investors) - +1 336-436-5076
Investor@labcorp.com

Company Information: www.labcorp.com

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Burlington, NC 27215
Telephone: (336) 584-5171

LabCorp Objects to Proposed PAMA 2018 Medicare Payment Rates for Clinical Laboratory Tests; Calls for Delay in Implementation to Avoid Significant Harm to Medicare Beneficiaries

BURLINGTON, N.C., Sept. 25, 2017 - LabCorp (NYSE: LH), a leading global life sciences company, today issued the following response to the Sept. 22 publication by the Centers for Medicare and Medicaid Services (CMS) of proposed 2018 Medicare reimbursement rates for clinical laboratory tests under the Clinical Lab Fee Schedule (CLFS) pursuant to the Protecting Access to Medicare Act (PAMA).
“The new PAMA rates published by CMS do not reflect the intent of Congress when it directed CMS to implement market-based Medicare rates for lab testing,” said David P. King, chairman and CEO of LabCorp. “We join with the American Clinical Laboratory Association (ACLA) and others in our industry in calling on Congress to take swift action to prevent the harm that will occur if these rates take effect. The process CMS followed to determine these rates was fatally flawed and failed to account for significant segments of the lab market by excluding 99 percent of all U.S. labs from reporting data and limiting data collection to 1 percent of laboratories, dominated by independent labs. The industry and LabCorp, as well as other healthcare groups, repeatedly pointed out to CMS in formal comments and multiple face-to-face meetings that the definition of ‘applicable laboratories’ in the rule would lead to exactly the flawed outcome that has occurred. ACLA even submitted an analysis to CMS that showed how the inclusion of physician office labs and hospital labs would meaningfully impact the rate determination. CMS simply ignored all such input. The result is proposed rates that will negatively impact Medicare beneficiaries, restrict access to necessary and life-saving lab testing, and stifle innovation in the research and development of new diagnostic tools. We will continue to work with all stakeholders to delay implementation of these rates so that CMS can implement the intent of Congress and develop true market-based rates for laboratory services. We and ACLA will continue to explore all remedies, including legal action as appropriate, to prevent the infliction of serious harm on our industry and Medicare beneficiaries.”
About LabCorp
LabCorp (NYSE: LH), an S&P 500 company, is a leading global life sciences company that is deeply integrated in guiding patient care, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster and uses technology to improve the delivery of care. LabCorp reported net revenues of nearly $9.5 billion for 2016. To learn more about LabCorp, visit www.labcorp.com, and to learn more about Covance Drug Development, visit www.covance.com.

This press release contains forward-looking statements about the Company’s future operations. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace, and adverse actions of governmental and other third-party payers. Actual results could differ materially from those suggested by these forward-looking statements. The Company has no obligation to provide any updates to these forward-looking statements even if its expectations change. Further information on potential factors that could affect operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2016, and subsequent Forms 10-Q, including in each case under the heading risk factors, and in the Company’s other filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s Form 10-K for the year ended December 31, 2016, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

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